Exhibit 99.1
Red Robin Gourmet Burgers, Inc. Reports Results for the Fiscal Third Quarter Ended October 4, 2020
Greenwood Village, CO – November 5, 2020 – Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB) ("Red Robin" or the "Company"), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended October 4, 2020.
Third Quarter 2020 Financial Summary Compared to Third Quarter 2019
•Total revenues were $200.5 million, a decrease of 31.9%, primarily resulting from our operational shift in response to COVID-19, including limited occupant capacity as we reopen dining rooms, operating an off-premise only model at our restaurants with closed dining rooms, and closed restaurants;
•Comparable restaurant revenue decreased 25.1% with sequential improvement through the quarter; comparable restaurant revenues for the fiscal periods ended August 9, September 6, and October 4, 2020 decreased 34.2%, 24.9% and 14.9%, respectively;
•Off-premise sales increased 127.2% and comprised 40.7% of total food and beverage sales;
•Net loss was $6.2 million compared to net loss of $1.8 million;
•GAAP loss per diluted share was $0.40 compared to GAAP loss per diluted share of $0.14;
•Adjusted loss per diluted share was $0.19 compared to adjusted loss per diluted share of $0.24 (see Schedule I);
•Adjusted EBITDA was a loss of $0.7 million compared to adjusted EBITDA of $14.7 million (see Schedule III); and
•The Company received $49.4 million in cash tax refunds, including interest, subsequent to our third quarter balance sheet date and expects to generate between $12 million to $15 million of additional cash tax refunds within the next 12 months.
Paul J. B. Murphy III, Red Robin’s President and Chief Executive Officer, said, "The third quarter was an inflection point for the brand with robust sequential sales improvement throughout the quarter, closing the traffic gap to our casual dining peers. This, in conjunction with prudent restaurant and overhead cost structure enhancements in place, drove better-than-expected cash flow performance. These enhancements were achieved through actions such as a new restaurant management structure, significant menu rationalization, portfolio optimization, and streamlining of corporate overhead, and we believe will deliver at least a full percentage point of enterprise margin improvement versus 2019, once sales normalize, with an ongoing focus to drive even more margin improvement in the future."
Murphy continued, "Additionally, the recent receipt of a $49 million IRS tax refund, positive cash flow projections as we enter 2021, and our improved business model, solidifies our liquidity as we resume the implementation of Donatos®, a proven growth catalyst. Restaurants with Donatos® are currently delivering comparable restaurant revenue growth that is 600 to 700 basis points higher than the balance of the system. Having recently added Donatos® to 31 restaurants in the Seattle market, we are now in the process of preparing to deploy Donatos® to approximately 120 restaurants in 2021."
Murphy concluded, "With Red Robin’s liquidity concerns put to rest, the core business strengthening, the implementation of Donatos® across the balance of our system that will drive performance over the next two to three years, and a stronger economic model, the future of Red Robin is both secure and bright."
Third Quarter 2020 Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, decreased $93.7 million to $200.5 million in the third quarter of 2020, from $294.2 million in the third quarter of 2019. Restaurant revenue decreased $92.9 million due to a $65.7 million decrease in comparable restaurant revenue(1) and a $27.2 million decrease primarily from closed restaurants. The decrease in comparable restaurant revenue was driven by restaurants operating at limited occupant capacity for dining rooms that have reopened during the quarter or off-premise only for restaurants with closed dining rooms.
System-wide restaurant revenue (which includes franchised restaurants) for the third quarter of 2020 totaled $254.5 million, compared to $351.9 million for the third quarter of 2019. During the third quarter of 2020, the Company continued charging and collecting partial royalty payments and advertising contributions from our franchisees. As of the end of the third quarter of 2020, the Company had resumed charging full royalty and advertising contributions to our franchisees.
Comparable restaurant revenue(1) decreased 25.1% in the third quarter of 2020 compared to the same period a year ago, driven by a 24.6% decrease in Guest count and a 0.5% decrease in average Guest check. The decrease in average Guest check resulted from a 3.6% decrease in menu mix, partially offset by a 2.2% increase in pricing and a 0.9% increase from lower discounting. The decrease in menu mix was primarily driven by lower sales of beverages and Finest burgers as a result of limited dining room capacity at reopened restaurants and operating off-premise only at restaurants with closed dining rooms.
Net loss was $6.2 million for the third quarter of 2020 compared to a net loss of $1.8 million for the same period a year ago. Adjusted net loss (a non-GAAP financial measure) was $2.9 million for the third quarter of 2020 compared to adjusted net loss of $3.1 million for the same period a year ago (see Schedule I).
Restaurant-level operating profit as a percentage of restaurant revenue (a non-GAAP financial measure) was 8.6% in the third quarter of 2020 compared to 16.1% in the same period a year ago. Cost of sales as a percentage of restaurant revenue decreased 40 basis points resulting from lower promotional discounts and net favorable commodity prices. Restaurant labor costs as a percentage of restaurant revenue increased 150 basis points primarily due to sales deleverage and higher hourly wage rates driven by shifting labor mix in support of our off-premise operating model, partially offset by lower restaurant manager incentive compensation. Other restaurant operating costs as a percentage of restaurant revenue increased 380 basis points primarily due to an increase in third-party delivery fees and supply costs driven by higher off-premise sales volumes and sales deleverage impacts on restaurant utility costs, partially offset by a decrease in restaurant janitorial and maintenance costs. Occupancy costs as a percentage of restaurant revenue increased 260 basis points primarily due to sales deleverage. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to loss from operations and net loss, the most directly comparable GAAP metrics.
(1) Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.

Restaurant Revenue Performance

	Twelve Weeks Ended
	October 4, 2020	October 6, 2019
Average weekly sales per unit:
Company-owned – Total	$39,418	$51,221
Company-owned – Comparable(1)	39,616	52,904
Franchised units – Comparable(1)	$46,964	$52,023
Total operating weeks:
Company-owned units	4,998	5,659
Franchised units	1,237	1,080
—–———–———–———–———–———–——–———–————–————–
(1) Comparable restaurants are those Company-owned and franchised restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they have operated for the entirety of both periods presented.
Other Results
Depreciation and amortization costs decreased to $19.2 million in the third quarter of 2020 from $21.3 million in the third quarter of 2019.
General and administrative costs were $15.2 million, or 7.6% of total revenues, in the third quarter of 2020, compared to $19.2 million, or 6.5% of total revenues, in the same period a year ago. The decrease was primarily driven by a decrease in Team Member salaries and wages from the reduction in force and temporary salary reductions and a decrease in Team Member benefits and travel and entertainment costs.
Selling expenses were $6.1 million, or 3.0% of total revenues, in the third quarter of 2020, compared to $17.6 million, or 6.0% of total revenues, during the same period a year ago. The decrease was primarily driven by a reduction in national and local media spend and gift card related costs.
Other charges (gains) in the third quarter of 2020 included $4.0 million of restaurant closure costs and $0.4 million of COVID-19 related costs related to the purchase of personal protective equipment for our Team Members and Guests and emergency sick pay provided to restaurant Team Members during the pandemic.
The effective tax rate for the twelve weeks ended October 4, 2020 was a 77.0% benefit, compared to a 74.1% benefit for the twelve weeks ended October 6, 2019. The effective tax rate for the forty weeks ended October 4, 2020 was a 1.8% benefit, compared to a 99.1% benefit for the same period in 2019. The increase in tax benefit for the twelve weeks ended October 4, 2020 is primarily due to a decrease in income and the release of $12.7 million in a previously recognized valuation allowance. The decrease in tax benefit for the forty weeks ended October 4, 2020 is primarily due to a $67.1 million net valuation allowance and decrease in current year tax credits, partially offset by a decrease in income and the favorable rate impact of net operating loss ("NOL") carrybacks allowed as part of the CARES Act. The Company received $49.4 million in cash tax refunds, including interest, subsequent to our third quarter balance sheet date and expects to generate between $12 million to $15 million of additional cash tax refunds within the next 12 months.
Loss per diluted share for the third quarter of 2020 was $0.40 compared to loss per diluted share of $0.14 in the third quarter of 2019. Excluding costs per diluted share included in Other charges (gains) of $0.19 for restaurant closure costs and $0.02 for COVID-19 related costs, adjusted loss per diluted share for the third quarter ended October 4, 2020 was $0.19. Excluding a gain per diluted share included in Other charges (gains) of $0.23 for lease terminations for previously closed restaurants offset by costs per diluted share included in Other charges (gains) of $0.07 for board and stockholder matters costs, $0.04 for severance and executive transition, and $0.02 for executive retention, adjusted loss per diluted share for the third quarter ended October 6, 2019 was $0.24. See Schedule I for a reconciliation of adjusted net (loss) income and adjusted (loss) earnings per share (each, a non-GAAP financial measure) to net loss and loss per share.

Restaurant Portfolio
The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2020	October 6, 2019	October 4, 2020	October 6, 2019
Company-owned:
Beginning of period	450	472	454	484
Opened during the period	—	1	—	—
Closed during the period(1)	(6)	(2)	(10)	(13)
End of period	444	471	444	471
Franchised:
Beginning of period	102	90	102	89
Opened during the period	1	—	1	1
End of period	103	90	103	90
Total number of restaurants	547	561	547	561
—–———–———–———–———–———–——–———–————–————–
(1) In addition to the permanent closures during the twelve and forty weeks ended October 4, 2020, 24 Company-owned restaurants remained temporarily closed due to the COVID-19 pandemic as of October 4, 2020. Of the 35 temporarily closed Company-owned restaurants at the beginning of the third fiscal quarter, six restaurants have been reopened and five restaurants have been permanently closed during the twelve weeks ended October 4, 2020. Additionally, six more temporarily closed Company-owned restaurants were reopened during the beginning of our fourth fiscal quarter.
Balance Sheet and Liquidity
As of October 4, 2020, the Company had total debt of $216.1 million, of which $9.7 million was classified as current. The Company made net draws of $8.6 million on its credit facility during the third quarter of 2020. As of October 4, 2020, the Company had outstanding borrowings under its credit facility of $215.2 million, in addition to amounts issued under letters of credit of $7.9 million. Amounts issued under letters of credit reduce the amount available under the credit facility but are not recorded as debt. As of October 4, 2020, the Company had approximately $97 million in liquidity, including cash on hand and available borrowing capacity under its credit facility, which does not include $49.4 million in cash tax refunds, including interest, received subsequent to our third quarter balance sheet date. A portion of this tax refund was used to make a $42 million repayment on the Company's credit facility on October 30, 2020.
COVID-19 Business Update
Net comparable restaurant revenue and average weekly net sales per Company-owned restaurant for the Company's 28 day accounting periods through the first period of our fourth fiscal quarter ended November 1, 2020 are as follows:

	Period Ended(2)
Company-owned Restaurants	9-Aug	6-Sept	4-Oct	1-Nov(3)
Net comparable restaurant revenues	(34.2)%	(24.9)%	(14.9)%	(15.4)%
Average weekly net sales per restaurant	$36,830	$39,728	$41,731	$42,509
# of comparable Company-owned restaurants(1)	412	412	412	412
———————————————————
(1) Comparable restaurants are those Company-owned restaurants that have operated five full quarters as of the period presented. Restaurant count shown is as of the end of the period presented.
(2) The period ended August 9, September 6, and October 4, 2020 comprise the Company's third fiscal quarter. The period ended November 1, 2020 falls within our fourth fiscal quarter, and amounts presented for the period are preliminary.
(3) Sales performance at restaurants with reopened dining rooms during the period ended November 1, 2020 was negatively impacted by rising COVID-19 cases resulting in new restrictions lowering dining room capacity in certain states and localities. The negative impact was partially offset by sales benefits from expanded outdoor seating and increased use of booth partitions, improved off-premise sales performance in California, and average check growth during the period. Additionally, Halloween shifted from a Thursday to a Saturday in 2020, negatively impacting comparable restaurant revenues by approximately 1.0% to 2.0% for the period ended November 1, 2020.

Restaurants with Open Indoor Dining Rooms
As of November 1, 2020, the Company has reopened 370 total (comparable and non-comparable) indoor dining rooms with limited capacity, representing approximately 89% of currently open Company-owned restaurants. Notably, these restaurants have on average maintained off-premise sales that are approximately 35% of sales mix after reopening dining rooms.
Net comparable restaurant revenue and average weekly net sales per Company-owned restaurant with reopened indoor dining rooms for the Company's 28 day accounting periods through the period ended November 1, 2020 is as follows:

	Period Ended(2)
Reopened Company-owned Restaurant Indoor Dining Rooms	9-Aug	6-Sept	4-Oct	1-Nov(3)
Net comparable restaurant revenues	(29.1)%	(20.1)%	(9.5)%	(13.7)%
Average weekly net sales per restaurant	$38,779	$41,272	$43,034	$42,778
# of comparable Company-owned restaurants(1)	340	347	381	362
———————————————————
(1) Net sales performance for Company-owned restaurants with reopened indoor dining rooms for the full period presented. Restaurant count is as of the end of the period presented.
(2) The period ended August 9, September 6, and October 4, 2020 comprise the Company's third fiscal quarter. The period ended November 1, 2020 falls within our fourth fiscal quarter, and amounts presented for the period are preliminary.
(3) Sales performance at restaurants with reopened dining rooms during the period ended November 1, 2020 was negatively impacted by rising COVID-19 cases resulting in new restrictions lowering dining room capacity in certain states and localities. The negative impact was partially offset by sales benefits from expanded outdoor seating and increased use of booth partitions, improved off-premise sales performance in California, and average check growth during the period. Additionally, Halloween shifted from a Thursday to a Saturday in 2020, negatively impacting comparable restaurant revenues by approximately 1.0% to 2.0% for the period ended November 1, 2020.
Outlook for 2020 and Guidance Policy
In light of the ongoing uncertainty regarding the duration and impact of the COVID-19 pandemic, the Company withdrew its 2020 and long-term financial outlook on April 1, 2020.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its third quarter 2020 results today at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (212) 231-2904. A replay will be available from approximately two hours after the end of the call and can be accessed by dialing (412) 317-6671; the conference ID is 21971321. The replay will be available through Thursday, November 12, 2020.
The call will be webcast live and later archived from the Company's website at www.redrobin.com under the investor relations section.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. At Red Robin, burgers are more than just something Guests eat; they're a bonding experience that brings together friends and families, kids and adults. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers and cocktails. It's now easy to take Red Robin anywhere with online ordering for to-go and Gourmet Burger Bar catering. There are more than 540 Red Robin restaurants across the United States and Canada, including those operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

Forward-Looking Statements
Forward-looking statements in this press release regarding the Company's improved sales trajectory, Guest satisfaction scores, seating expansion and increased indoor and outdoor dining capacity and its effect on sales, strategic plan and transformation of our business, future performance, preliminary results including net comparable restaurant revenue and average weekly net sales per restaurant, restaurant level operating profit margin improvements, expectations for cash balance, tax refunds, cost structure enhancements, enterprise margin improvement, free cash flow generation and timing thereof, anticipated rollout of Donatos® to additional locations and timing thereof, sales driving initiatives and marketing, average check growth, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as "expect," "believe," "anticipate," "intend," "plan," "project," "could," "will," or "estimate," or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including the potential for a complete shutdown of Company restaurants; the extent of the impact of the COVID-19 pandemic or any other epidemic, disease outbreak, or public health emergency, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic; the duration and scope of COVID-19 related government orders and restrictions, including in California where a substantial number of our restaurants are located; economic, public health, and political conditions that impact consumer confidence and spending, including the impact of COVID-19; the effect of the COVID-19 pandemic on labor, staffing, and changes in unemployment rate; the ability to achieve significant cost savings; the Company's ability to defer lease or contract payments or otherwise obtain concessions from landlords, vendors, and other parties in light of the impact of the COVID-19 pandemic; the economic health of the Company's landlords and other tenants in retail centers in which its restaurants are located, suppliers, licensees, vendors, and other third parties providing goods or services to the Company; the Company's ability to continue to implement our seating expansion plans and the timing thereof, including factors that are under control of government agencies, landlords, and other third parties; adverse weather conditions in regions in which the Company’s restaurants are located and the timing thereof; the impact of political protests and curfews imposed by state and local governments; the effect of COVID-19 on our supply chain and the cost, availability, and timing of obtaining key products, distribution, labor, and energy; the effectiveness of the Company's marketing and menu strategies and promotions; the effectiveness of the Company's strategic initiatives including service model, technology solutions, and sales building initiatives; the amount and timing of cash tax refunds received as a result of the CARES Act; the cost and availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations; and other risk factors described from time to time in the Company's Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Danielle Paleafico, Coyne PR
(973) 588-2000
For investor relations questions contact:
Raphael Gross, ICR
(203) 682-8253

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2020	October 6, 2019	October 4, 2020	October 6, 2019
Revenues:
Restaurant revenue	$197,009	$289,862	$658,587	$992,764
Franchise royalties, fees and other revenue	3,469	4,360	9,078	19,305
Total revenues	200,478	294,222	667,665	1,012,069

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	46,037	69,017	155,243	235,119
Labor	74,344	104,870	255,652	354,302
Other operating	37,631	44,317	124,585	142,882
Occupancy	22,099	24,942	76,514	85,420
Depreciation and amortization	19,173	21,280	68,053	71,087
General and administrative	15,190	19,220	56,054	71,101
Selling	6,094	17,556	26,429	49,025
Pre-opening costs and acquisition costs	89	—	245	319
Other charges (gains)	4,416	(1,757)	138,296	17,488
Total costs and expenses	225,073	299,445	901,071	1,026,743

Loss from operations	(24,595)	(5,223)	(233,406)	(14,674)

Other expense:
Interest expense, net and other	2,280	1,812	7,629	7,203

Loss before income taxes	(26,875)	(7,035)	(241,035)	(21,877)
Income tax benefit	(20,696)	(5,214)	(4,297)	(21,676)
Net loss	$(6,179)	$(1,821)	$(236,738)	$(201)
Loss per share:
Basic	$(0.40)	$(0.14)	$(16.98)	$(0.02)
Diluted	$(0.40)	$(0.14)	$(16.98)	$(0.02)
Weighted average shares outstanding:
Basic	15,540	12,959	13,945	12,967
Diluted	15,540	12,959	13,945	12,967

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited)
	October 4, 2020	December 29, 2019
Assets:
Current Assets:
Cash and cash equivalents	$27,367	$30,045
Accounts receivable, net	9,024	22,372
Inventories	24,496	26,424
Income tax receivable	63,066	5,308
Prepaid expenses and other current assets	11,652	21,338
Total current assets	135,605	105,487
Property and equipment, net	446,083	518,013
Right of use assets, net	415,948	426,248
Goodwill	—	96,397
Intangible assets, net	25,440	29,975
Other assets, net	10,195	61,460
Total assets	$1,033,271	$1,237,580

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$18,940	$33,040
Accrued payroll and payroll related liabilities	26,878	35,221
Unearned revenue	42,564	54,223
Current portion of lease obligations	62,032	42,699
Current portion of long-term debt	9,692	—
Accrued liabilities and other	42,987	29,403
Total current liabilities	203,093	194,586
Long-term debt	206,375	206,875
Long-term portion of lease obligations	450,751	465,435
Other non-current liabilities	19,858	10,164
Total liabilities	880,077	877,060

Stockholders' Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 20,449 and 17,851 shares issued; 15,548 and 12,923 shares outstanding as of October 4, 2020 and December 29, 2019	20	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding as of October 4, 2020 and December 29, 2019	—	—
Treasury stock, 4,901 and 4,928 shares, at cost as of October 4, 2020 and December 29, 2019	(199,908)	(202,313)
Paid-in capital	242,048	213,922
Accumulated other comprehensive loss, net of tax	(5,494)	(4,373)
Retained earnings	116,528	353,266
Total stockholders' equity	153,194	360,520
Total liabilities and stockholders' equity	$1,033,271	$1,237,580

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data, unaudited)
In addition to the results provided in accordance with Generally Accepted Accounting Principles ("GAAP") throughout this press release, the Company has provided non-GAAP measurements which present the twelve and forty weeks ended October 4, 2020, and October 6, 2019 net loss and basic and diluted loss per share, excluding the effects of goodwill impairment, restaurant asset impairment, litigation contingencies, board and stockholder matters costs, restaurant closure and refranchising costs (gains), severance and executive transition costs, COVID-19 related costs, executive retention costs, and related income tax effects. The Company believes the presentation of net loss and loss per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2020	October 6, 2019	October 4, 2020	October 6, 2019
Net loss as reported	$(6,179)	$(1,821)	$(236,738)	$(201)
Goodwill impairment	—	—	95,414	—
Restaurant asset impairment	—	—	20,779	14,064
Restaurant closure and refranchising costs (gains)	3,982	(3,922)	12,990	(2,617)
Litigation contingencies	—	—	4,500	—
Board and stockholder matter costs	4	1,311	2,453	2,463
COVID-19 related costs	430	—	1,279	—
Severance and executive transition	—	594	881	2,958
Executive retention	—	260	—	620
Income tax (benefit) expense	(1,148)	457	(35,957)	(4,547)
Adjusted net (loss) income	$(2,911)	$(3,121)	$(134,399)	$12,740

Basic loss per share:
Net loss as reported	$(0.40)	$(0.14)	$(16.98)	$(0.02)
Goodwill impairment	—	—	6.84	—
Restaurant asset impairment	—	—	1.49	1.08
Restaurant closure and refranchising costs (gains)	0.26	(0.30)	0.93	(0.20)
Litigation contingencies	—	—	0.32	—
Board and stockholder matter costs	—	0.10	0.18	0.19
COVID-19 related costs	0.03	—	0.09	—
Severance and executive transition	—	0.05	0.06	0.23
Executive retention	—	0.02	—	0.05
Income tax (benefit) expense	(0.08)	0.03	(2.57)	(0.35)
Adjusted (loss) earnings per share - basic	$(0.19)	$(0.24)	$(9.64)	$0.98

Diluted loss per share:
Net loss as reported	$(0.40)	$(0.14)	$(16.98)	$(0.02)
Goodwill impairment	—	—	6.84	—
Restaurant asset impairment	—	—	1.49	1.08
Restaurant closure and refranchising costs (gains)	0.26	(0.30)	0.93	(0.20)
Litigation contingencies	—	—	0.32	—
Board and stockholder matter costs	—	0.10	0.18	0.19
COVID-19 related costs	0.03	—	0.09	—
Severance and executive transition	—	0.05	0.06	0.23
Executive retention	—	0.02	—	0.05
Income tax (benefit) expense	(0.08)	0.03	(2.57)	(0.35)
Adjusted (loss) earnings per share - diluted	$(0.19)	$(0.24)	$(9.64)	$0.98

Weighted average shares outstanding
Basic	15,540	12,959	13,945	12,967
Diluted(1)	15,540	12,959	13,945	13,047
———————————————————
(1) For the forty weeks ended October 6, 2019, the impact of dilutive shares is included in the calculation as the adjustments to GAAP net loss for the period resulted in adjusted net income. For diluted shares reported on the condensed consolidated statement of operations, the impact of dilutive shares is excluded due to the reported GAAP net loss for the period.

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Loss
from Operations and Net Loss
(In thousands, unaudited)
The Company believes restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs that include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant equipment, buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to loss from operations or net loss as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in the Company's industry. The table below sets forth certain unaudited information for the twelve and forty weeks ended October 4, 2020 and October 6, 2019, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit that are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Forty Weeks Ended
	October 4, 2020		October 6, 2019		October 4, 2020		October 6, 2019
Restaurant revenues	$197,009	98.3%	$289,862	98.5%	$658,587	98.6%	$992,764	98.1%
Restaurant operating costs(1):
Cost of sales	46,037	23.4%	69,017	23.8%	155,243	23.6%	235,119	23.7%
Labor	74,344	37.7%	104,870	36.2%	255,652	38.8%	354,302	35.7%
Other operating	37,631	19.1%	44,317	15.3%	124,585	18.9%	142,882	14.4%
Occupancy	22,099	11.2%	24,942	8.6%	76,514	11.6%	85,420	8.6%
Restaurant-level operating profit	16,898	8.6%	46,716	16.1%	46,593	7.1%	175,041	17.6%

Add – Franchise royalties, fees and other revenue	3,469	1.7%	4,360	1.5%	9,078	1.4%	19,305	1.9%
Deduct – other operating:
Depreciation and amortization	19,173	9.6%	21,280	7.2%	68,053	10.2%	71,087	7.0%
General and administrative expenses	15,190	7.6%	19,220	6.5%	56,054	8.4%	71,101	7.0%
Selling	6,094	3.0%	17,556	6.0%	26,429	4.0%	49,025	4.8%
Pre-opening & acquisition costs	89	—%	—	—%	245	—%	319	—%
Other charges (gains)	4,416	2.2%	(1,757)	(0.6)%	138,296	20.7%	17,488	1.7%
Total other operating	44,962	22.4%	56,299	19.1%	289,077	43.3%	209,020	20.7%

Loss from operations	(24,595)	(12.3)%	(5,223)	(1.8)%	(233,406)	(35.0)%	(14,674)	(1.4)%

Interest expense, net and other	2,280	1.1%	1,812	0.6%	7,629	1.1%	7,203	0.7%
Income tax benefit	(20,696)	(10.3)%	(5,214)	(1.8)%	(4,297)	(0.6)%	(21,676)	(2.1)%
Total other	(18,416)	(9.2)%	(3,402)	(1.2)%	3,332	0.5%	(14,473)	(1.4)%

Net loss	$(6,179)	(3.1)%	$(1,821)	(0.6)%	$(236,738)	(35.5)%	$(201)	—%
________________________________________
(1)Excluding depreciation and amortization, which is shown separately.
Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net loss before interest expense, benefit for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of its performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating its ongoing results of operations excluding the effects of goodwill impairment, restaurant asset impairment, litigation contingencies, board and stockholder matters costs, restaurant closure and refranchising costs, severance and executive transition costs, COVID-19 related costs, and executive retention costs. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net loss or cash flow from operations, as determined by GAAP, and the Company's calculation thereof may not be comparable to that reported by other companies in its industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to the Company's performance based on its GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and the Company's presentation of adjusted EBITDA should not be construed as an inference that its future results will be unaffected by excluded or unusual items. The Company has not provided a reconciliation of its adjusted EBITDA outlook to the most comparable GAAP measure of net loss. Providing net loss guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net loss, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net loss for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2020	October 6, 2019	October 4, 2020	October 6, 2019
Net loss as reported	$(6,179)	$(1,821)	$(236,738)	$(201)
Interest expense, net	2,537	2,229	7,965	7,896
Income tax benefit	(20,696)	(5,214)	(4,297)	(21,676)
Depreciation and amortization	19,173	21,280	68,053	71,087
EBITDA	$(5,165)	$16,474	$(165,017)	$57,106

Goodwill impairment	$—	$—	$95,414	$—
Restaurant asset impairment	—	—	20,779	14,064
Restaurant closure and refranchising costs (gains)	3,982	(3,922)	12,990	(2,617)
Litigation contingencies	—	—	4,500	—
Board and stockholder matter costs	4	1,311	2,453	2,463
COVID-19 related costs	430	—	1,279	—
Severance and executive transition	—	594	881	2,958
Executive retention	—	260	—	620
Adjusted EBITDA	$(749)	$14,717	$(26,721)	$74,594